Exhibit 10.08

AMENDMENT NO. 1 TO RICEBRAN TECHNOLOGIES

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

AND AWARD AGREEMENT

(2014 EQUITY INCENTIVE PLAN)

THIS AMENDMENT NO. 1 (this “Amendment”), is dated as of January 27, 2022 (the “Effective Date”) and amends that certain RiceBran Technologies Form of Restricted Stock Unit Grant Notice and Award Agreement (the “Agreement”) dated effective as of December 15, 2021 between Todd T. Mitchell (“Participant”) and RiceBran Technologies (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement and 2014 Equity Incentive Plan (the “Plan”).

RECITALS

WHEREAS, the Company previously granted Participant RSUs pursuant to the Agreement;

WHEREAS, pursuant to Section 26 of Exhibit A of the Agreement, the Agreement may be amended or waived only in an express written contract executed by a duly authorized officer of the Company; and

WHEREAS, the Company desires to amend the Agreement as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    The Section entitled “Vesting Schedule” is hereby amended and restated in its entirety as follows:

“The shares subject to this RSU Award Agreement shall vest upon the first to occur of the following:

(a)    If a Change in Control of the Company occurs prior to December 31, 2026 (such date, the “Change in Control Date”) and Participant remains in Continuous Service to the Company through the Change in Control Date, then 100% of the RSUs will vest immediately upon the Change in Control; or

(b)    If, and only if, the shareholders of the Company approve an expansion of the shares available for issuance under the Plan prior to December 15, 2022, then the RSUs will vest in twenty percent (20%) installments over five (5) years, with the first vesting date beginning on December 15, 2022, subject to Participant’s Continuous Service to the Company through each applicable vesting date.

For purposes of this RSU Award Grant Notice and Award Agreement, “Continuous Service” means (a) that Participant’s employment with the Company or an Affiliate of the Company is not interrupted or terminated and (b) Participant has not given or received notice of an intent to terminate employment.

In the event Participant’s Continuous Service with the Company terminates for any reason, any unvested RSUs will terminate immediately (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is providing services) and Participant’s right to vest in any unvested portion of the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice or severance period.

For the avoidance of doubt, if a Change in Control does not occur prior to December 31, 2026, Participant will forfeit all unvested RSUs on December 31, 2026.

2.    Subsection (a) of Section 2 entitled “Settlement; Issuance of Shares” is hereby amended and restated in its entirety as follows. For the avoidance of doubt, subsection (b) of Section 2 remains unchanged and is not amended or restated.

(a)“    Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Share”) or an equivalent cash payment on the date such Restricted Stock Unit vests. Unless and until the Restricted Stock Units have vested in the manner set forth in the Award Agreement, Participant will have no right to Shares or a cash payment pursuant to any such Restricted Stock Units. Any Restricted Stock Units that vest in accordance with the Award Agreement will be settled and paid to Participant (or in the event of Participant’s death, to his or her estate), at the option of the Company, in either (x) whole Shares or (y) a cash payment, each subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7), Settlement will occur as soon as reasonably practicable after vesting, but in each such case within thirty (30) days following the vesting date (the “Original Issuance Date”) (or as otherwise provided below). In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Shares or cash under this Award. In the event the Company elects to settle in Shares, fractional Shares will not be issued, and any fraction of a share will be rounded down to the nearest whole share. Prior to actual settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The RSU Award is unfunded, and Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Shares or pay cash pursuant to this Award Agreement. Participant shall not have voting or any other rights as a stockholder of the Company with respect to the Shares that are issuable pursuant to this Award Agreement unless and until such Shares are issued to Participant pursuant to this Award Agreement. Upon such issuance, Participant will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Participant and the Company or any other person.”

3.    This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

4.    This Amendment shall not be amended, modified or supplemented except by a written instrument signed by a duly authorized officer of the Company. The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment. No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment. Any waiver must be in writing.

5.    This Amendment shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of the Company.

6.    This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the Effective Date.

PARTICIPANT:	RICEBRAN TECHNOLOGIES By: /s/ Beth Bronner Beth Bronner Chairperson, Compensation Committee
/s/ Todd T. Mitchell Todd T. Mitchell